Exhibit 5.1

TRI-CITIES TENNESSEE/VIRGINIA

100 MED TECH PARKWAY

SUITE 200

JOHNSON CITY, TENNESSEE 37604

PHONE: 423.928.0181

FAX: 423.928.5694

KINGSPORT: 423.246.6191

MAILING ADDRESS:

P.O. BOX 3038

JOHNSON CITY, TENNESSEE 37602

www.bakerdonelson.com

June 29, 2012

Provectus Pharmaceuticals, Inc.

7327 Oak Ridge Highway, Suite A

Knoxville, Tennessee 37931

Re:	Registration of Securities by Provectus Pharmaceuticals, Inc.

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed by Provectus Pharmaceuticals, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date hereof. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Prospectus, as supplemented by the various Prospectus Supplements, will provide for the issuance and sale by the Company from time to time of (i) shares of common stock, par value $.001 per share (the “Common Stock”); (ii) shares of preferred stock, par value $.001 per share (the “Preferred Stock”); (iii) warrants to purchase shares of Common Stock (the “Warrants”); and (iv) units comprised of one or more shares of Common Stock, Preferred Stock and Warrants in any combination (the “Units”).

The Common Stock, the Preferred Stock, the Warrants, and the Units are collectively referred to herein as the “Securities.” The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act. The maximum aggregate public offering price of the Securities being registered is $100 million.

We have examined and relied upon the information set forth in the Registration Statement and such other records, agreements, certificates and documents, and have made legal and factual inquiries, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company.

The opinions expressed herein are limited to matters governed by Nevada law, and we express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. When the issuance and the terms of the sale of the shares of Common Stock have been duly authorized by the board of directors of the Company in conformity with its restated articles of incorporation, as amended, and the Common Stock (including any Common Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into Common Stock or (ii) the exercise of any duly issued Warrants exercisable for Common Stock), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Common Stock against payment therefor of such lawful consideration as the Company’s Board of Directors (the “Board”) (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable, and such shares have been issued and delivered against payment of the purchase price therefor in an amount in excess of the par value thereof, in accordance with the applicable definitive purchase, underwriting or similar agreement, and as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, and, if issued upon the conversion, exchange or exercise of Warrants, when such shares have been duly issued and delivered as contemplated by the terms of the applicable Warrant, the shares of Common Stock will be validly issued, fully paid and nonassessable.

2. The Preferred Stock (including any Preferred Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into another series of Preferred Stock or (ii) the exercise of any duly issued Warrants exercisable for Preferred Stock), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Preferred Stock against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable.

3. When the issuance and the terms of the sale of the Warrants have been duly authorized by the board of directors of the Company; the terms of the Warrants and of their issuance and sale have been duly established so as to not violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property; and the Warrants have been duly executed and issued and sold in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, the Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

4. When the issuance and terms of the sale of the Units have been duly authorized by the board of directors of the Company; the terms of the Units and of their issuance and sale have been duly established so as to not violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property; the Units have been duly executed and issued and sold in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement, and assuming that (a) any shares of Common Stock that form a part of such Units are validly issued, fully paid and nonassessable, as contemplated in numbered paragraph 1 above, (b) any shares of Preferred Stock that form a part of such Units are validly issued, fully paid and nonassessable, as contemplated in numbered paragraph 2 above and (c) any Warrants that form a part of such Units constitute valid and binding obligations of the Company in accordance with their terms, as contemplated in numbered paragraph 3 above, the Units will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

In rendering the opinions set forth above, we have assumed that: (i) the Registration Statement will have become effective under the Securities Act, a Prospectus Supplement will have been prepared and filed with the SEC describing the Securities offered thereby and such Securities will have been issued and sold in accordance with the terms of such Prospectus Supplement; (ii) a definitive purchase, underwriting or similar agreement with respect to such Securities (if applicable) will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Securities will be duly authorized by all necessary corporate action by the Company, any applicable supplemental indenture thereto and any other agreement pursuant to which such Securities may be issued will be duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Company is, and will remain, duly organized, validly existing and in good standing under applicable state law; (v) the Company will have reserved a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the shares of Common Stock pursuant to the Registration Statement and (vi) the Company will have reserved a sufficient number of shares of its duly authorized, but unissued, Preferred Stock as is necessary to provide for the issuance of the shares of Preferred Stock pursuant to the Registration Statement.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. Our opinions expressed herein are also subject to the qualification that no term or provision shall be included in any Warrant, Unit or any other agreement or instrument pursuant to which any of the Securities are to be issued that would affect the validity of such opinions.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus included therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

/s/ Linda Crouch

Linda Crouch, Shareholder